John K. Rosenberg, Esq.


                                               November 12, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

     As General Counsel of Western Resources, Inc. ("WRI"), a Kansas corporation, I have acted as counsel to WRI with respect to the application (the "Application") on Form U-1 to the Securities and Exchange Commission in File No. 70-9097, seeking the Commission's authorization of the proposed transaction. I am furnishing this opinion to you in connection with the Application.

     The Application seeks approval for the acquisition by WRI of 9.9% of the outstanding voting securities of a newly-formed company, WAI, Inc., an Oklahoma Corporation ("WAI"), that will become a public utility company as a result of the transactions for which approval is requested in this Application. WRI has formed WAI initially as a wholly-owned subsidiary and will contribute all of the assets (the "Assets") of the Company's local natural gas distribution business (the "WRI LDC Business") and all of the outstanding capital stock of Mid Continent Market Center, Inc. ("MCMC") and Westar Gas Marketing, Inc. (Westar Gas Marketing, Inc. together with MCMC and the WRI LDC Business, the "Gas Business") to WAI (the "Asset Transaction"). ONEOK, Inc., a Delaware corporation ("ONEOK"), which, among other things, operates as a gas utility company, pursuant to an Agreement among WRI, ONEOK and WAI (the Agreement, as amended and restated, the "Agreement"), will then merge with and into WAI (the "Merger", and together with the Asset Transaction, the "Transactions"), with WRI owning up to 9.9% of the outstanding common stock of WAI and shares of non-voting convertible preferred stock. In the aggregate, WRI will own no more than 45% of the capital stock of WAI and the present shareholders of ONEOK will own at least 55% of the capital stock of WAI after the Merger. Upon consummation of the Merger, WAI will be renamed ONEOK, Inc. ("New ONEOK"). Pursuant to the Agreement, New ONEOK and WRI will enter into a Shareholder Agreement on the closing date that will place certain restrictions on WRI's actions as a shareholder during the term of the Shareholder Agreement.

     As counsel for WRI, I am familiar with the nature and character of the proposed Transactions. I am a member of the bar of the State of Kansas, the state in which WRI is incorporated and conducts most of its utility operations. I am not a member of the bar of the State of Oklahoma, in which WRI also conducts some of its utility operations that are a part of the proposed Transactions. I do not hold myself out as an expert in the laws of the State of Oklahoma.

     In connection with this opinion, I have examined or caused to be examined the Application and the various exhibits thereto, the minutes of various meetings of the Board of Directors of WRI, the laws of the State of Kansas, the certificate of incorporation and bylaws of WRI and such other documents as I deem necessary for the purpose of this opinion. I assume that the Board of Directors of WRI and the officers and other representatives of WRI will take all future corporate action necessary to authorize and implement the Transactions contemplated by the Application. I also assume that the Securities and Exchange Commission will issue an order under the Public Utility Holding Company Act of 1935 as requested in the Application.

     Based on the foregoing, I am of the opinion that:

     A. Upon consummation of the Transactions described in the Application, all laws of the state of Kansas applicable to the Transactions will have been complied with;

     B. When acquired as described in the Application, WRI will legally acquire the common stock and Class A convertible preferred stock of WAI issued and sold in accordance with the Commission's authorization of the Transactions contemplated by the Application; and

     C. The consummation of the proposed transactions as described in the Application will not violate the legal rights of any holders of securities issued by WRI or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the filing of the Application.

                                               Very truly yours,


                                               /s/ John K. Rosenberg, Esq.